A MESSAGE FROM YOUR CHAIRMAN AND CEO

February 14, 2008

DEAR VALUED SHAREHOLDERS:

The ITEX success story continues to unfold. I am writing to update you on recent developments and to comment on the status of the current unsolicited tender offer.

Acquisitions

I am pleased to report the persistence and tenacity we have demonstrated since acquiring the trade exchange marketplace previously operated by Intagio in August 2007 is paying off. Early on we corrected some staffing problems at our new corporate locations and quickly got up to speed in our integration efforts. The transaction volume at our corporate locations has doubled during the past two months from August lows. Further, we are continuing to add outstanding new members in these former Intagio areas, as you may have noted in last week’s announcement of the participation of the Chicago-based Ala Carte restaurant chain.

Two weeks ago we completed the purchase and successful integration of a regional trade exchange in Cleveland. This acquisition is being managed by our existing corporate location, so our integration costs are minimal and the profit contribution will be higher. Furthermore, there is no dilution to shareholders as the consideration for this transaction did not include ITEX common stock or other equity.

During the past three years, operating income has increased by an average of 25% annually. Operating income in 2007 is 142% over what it was in 2004. This has occurred through astute acquisitions, membership growth and outstanding execution. Since inheriting an operating loss in fiscal 2003, we have increased operating income every single year beginning with fiscal 2004. Operational income in 2007 was $1,505,000. Cash flow from operations was even higher, exceeding $2,000,000. These are outstanding numbers and growth rates for a company of our size.

Revenue growth

We believe that revenue is likely to exceed $15,000,000 in fiscal 2008, 50% more than fiscal 2005’s revenue of $10,225,000. We are focusing our efforts on recruiting the small business owner, our core customer. We have expanded our value proposition, introducing the Executive Privileges Program in 2007. Along with added services, we are testing new fees schedules. For example: members who enroll online pay a 6% transaction fee compared to the historical 5%; and when members register online they avoid paying a “set up” charge that might range anywhere from $100 to $995.

In support of this fee structure, our franchisees have agreed not to charge a set-up fee to any online registration. This legacy charge, from which ITEX received no revenue, has been difficult to purge from the franchise base. Our online registration program began in June of 2007 and is beginning to get traction. We are adding 30 new online members each month and the number is growing.

We hired a national sales manager in July of 2007. Since that time new member registration is up on average to 260 per month, a ten percent gain over the previous year. Adding new members is key to our success and growth.

We have assisted several of our franchisees with acquisitions in various regions, making them stronger and more productive offices. Providing liquidity and value for our franchise network allows entrepreneurs to work within the ITEX system knowing they are building value and personal net worth. This in turn has allowed them to become more committed to investing resources in making their offices flourish. The more successful a franchise, the more successful ITEX will be.

In the past, ITEX dollars have rarely been used for corporate expenses. This may seem a little odd, for a cashless transaction processor to not utilize its own currency, but we wanted to keep our financials very transparent and based strictly on “cash.” Beginning this fiscal year, ITEX dollars that are used for corporate spending are fully disclosed on our income statement. When we use ITEX dollars for a recognized and documented expense, the expense is offset with an increase in revenue. There is no change to net income and the balance sheet is not affected. We will be using ITEX dollars that we earn to offset cash expenses, just as we encourage our members to do. This should have a positive effect on our revenue in the low six figures for this fiscal year, as well as a positive impact on our cash flow.

Unsolicited Tender Offer

At the start of December’s tender offer, Western Sizzlin Corporation owned about 3.9% of our outstanding shares. As of the end of January, less than 4% of ITEX shares had been tendered to Sizzlin. This is a confirmation that ITEX shareholders agree with the ITEX Board’s recommendation that shareholders should reject the tender offer.

In promoting its offer to ITEX shareholders, Sizzlin has stated that its holding company structure is an effective business model, as it allows Sizzlin “to focus on allocating capital.” Let’s take a closer look at Sizzlin’s recent capital allocation decisions. Securities and Exchange Commission (“SEC”) filings show Sizzlin made a risky bet from working capital on call options to purchase a position in Steak and Shake (NYSE:SNS) which did not pan out; a wager that lost Sizzlin shareholders a cool $1.6 million. This single loss more than wiped out the combined operational income for Sizzlin’s past 7 reported quarters. I wonder how Sizzlin’s staff and franchisees feel about that decision. To further highlight the risk of having your cash managed by Sizzlin, consider another example. Two affiliates of Sizzlin, Western Acquisitions L.P. and the LION Fund L.P, each managed by the Sizzlin CEO, have joined together to take a stock position in Steak and Shake of approximately 2.4 million shares. SEC reports indicate that the aggregate purchase price for these shares was $33.9 million. As of the close of the market on February 8, 2008, this investment had lost $14.2 million.

In my view, a similar highly questionable decision by the Sizzlin CEO is the extension of the ITEX tender offer through February 28, 2008. After receiving such a cold reception from ITEX shareholders, this would seem to be a waste of Sizzlin capital and resources. Even stranger is the fact that Sizzlin is now offering less value to ITEX shareholders than the original offer. Because Sizzlin stock has declined in value, its offer to ITEX shareholders has effectively declined from $1.19 a share on December 27, 2007, the date Sizzlin commenced the tender offer, to $0.93 on January 28, 2008, the date Sizzlin mailed its most recent letter to ITEX shareholders. Personally, I think the tender offer is an insult to the intelligence of ITEX shareholders and the hard working individuals of our organization.

In conclusion, I’m happy to report that your company is doing exceptionally well and our hard work continues to show results. Our franchisees and our staff, along with your Board of Directors and me, are dedicated to continue making the Trading Community a common and useful tool for small business. We want to thank you for your trust and support.

We look forward to sharing the next chapter of our success.

Sincerely yours,

Steven White
Chairman and CEO

PS - We always welcome referrals. If you know of a small business that would benefit from their association with the ITEX business community, please send a quick e-mail to ceo@itex.com or a fax to 425.463.4040 with the company name, owner, contact phone number and address. It would be helpful if you could mention to the owner that you are a shareholder and that one our representatives will contact them immediately.

Of course, any business can always access www.itex.com and complete the registration process for no fee.

Thanks again,

Steve

This letter contains statements that are forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that express expectations and projections with respect to future matters may be affected by changes in our strategic direction, as well as developments beyond our control. We cannot assure you that our expectations will necessarily come to pass. Actual results could differ materially because of issues and uncertainties such as fees and expenses incurred in connection with Western Sizzlin Corporation’s unsolicited exchange offer and the risk factors and other important factors that could affect our business and financial results discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-KSB and Forms 10-QSB, which are available at www.sec.gov, including under the caption, “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

Additional Information

ITEX has filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and amendments thereto regarding Western Sizzlin Corporation’s exchange offer, which sets forth the reasons for the recommendation of the ITEX Board and related information. The Schedule 14D-9 and other public filings made from time to time by the Company with the SEC are available without charge from the SEC’s website at www.sec.gov, or from ITEX’s website at www.itex.com.